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                                                                   EXHIBIT 11.1


                         EARNINGS PER SHARE COMPUTATION


Earnings per share calculations may be affected by the granting of stock options under the provisions of MPSI Systems Inc. Stock Option Plans. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the average number of shares outstanding and earnings per share using the treasury-stock method.


WEIGHTED AVERAGE SHARES OUTSTANDING

                                                            Three Months Ended March 31,    Six Months Ended March 31,
                                                           -----------------------------   -----------------------------
                                                               2001             2000            2001            2000
                                                           -------------   -------------   -------------   -------------
Common stock outstanding throughout the period                 2,912,000       2,849,000       2,912,000       2,849,000
Weighted average exercised options                                    --          17,000              --           8,000
Dilutive unexercised stock options
     (Treasury-Stock Method):
     Shares presumed issued at exercise                                *               *               *               *
     Less:  Shares repurchased with presumed
            proceeds at average per share price
                                                           -------------   -------------   -------------   -------------

Weighted average shares outstanding
     assuming full dilution                                    2,912,000       2,866,000       2,912,000       2,857,000
                                                           =============   =============   =============   =============

* Not applicable in periods noted, as the effect of these items would be antidilutive.

Exercisable antidilutive options for 29,000 and 96,000 shares were outstanding at March 31, 2001 and 2000, respectively.




PER SHARE COMPUTATION

                                                                                     (b)
                                                           (a)                Shares Outstanding          Per Share
                                                        Results of       --------------------------    -----------------
                                                        Operations         Basic           Diluted     Basic     Diluted
                                                       -----------       ---------        ---------    -----     -------
Net loss    - Three  Months Ended March 31, 2001       $  (376,000)      2,912,000        2,912,000    $(.13)    $(.13)
              Six Months Ended March 31, 2001          $  (253,000)      2,912,000        2,912,000    $(.09)    $(.09)

Net loss    - Three Months Ended March 31, 2000        $  (182,000)      2,866,000        2,866,000    $(.06)    $(.06)
              Six Months Ended March 31, 2000          $  (550,000)      2,857,000        2,857,000    $(.19)    $(.19)